Exhibit 99.1

Press Release

FLORIDA EAST COAST RAILWAY ACQUIRES 24 LOCOMOTIVES FROM GE TRANSPORTATION

January 30, 2014 — (NYSE:GE) — Florida East Coast Railway, LLC (FEC) announced today that it will acquire 24 new ES44C4 locomotives from GE Transportation.  The new locomotives will be used in thru-freight, heavy haul service on the railway’s 351 mile mainline route between Jacksonville, and Miami, FL.

“These locomotives will provide the fuel efficient power we need to support the current operations and future growth of the railroad,” said Fran Chinnici, Senior Vice President of Mechanical, Engineering and Purchasing at FEC.

The ES44C4 locomotive, part of GE’s Evolution® Series, is designed to meetUS EPA Tier 3 emissions requirements using advanced engine technology that lowers fuel consumptionand operating costs. These locomotives provide the benefits while controlling NOx and particulate matter (PM) emissions.

“We’re excited to have our Evolution Series locomotives join FEC’s fleet. This locomotive model is the most fuel-efficient locomotive in the North American heavy-haul market today,” said Dave Tucker, Vice President of Global Sales at GE Transportation.

About Florida East Coast Railway

The Florida East Coast Railway is a 351-mile freight rail system located along the east coast of Florida.  It is the exclusive rail provider for PortMiami, Port Everglades, and Port of Palm Beach.  FEC connects to the national railway system in Jacksonville, Florida, to move cargo originating or terminating there.   Based in Jacksonville, Florida, FEC provides end-to-end intermodal and carload solutions to customers who demand cost-effective and premium quality.  For more information visit: www.fecrwy.com.

About GE Transportation

GE Transportation, a unit of GE (NYSE: GE), solves the world’s toughest transportation challenges.  GE Transportation builds equipment that moves the rail, mining and marine industries.  Our fuel-efficient and lower-emissions freight and passenger locomotives, diesel engines for rail, marine and stationary power applications, signaling and software solutions, drive systems for mining trucks, underground mining equipment, energy storage systems, and value-added services help customers grow.  GE Transportation has approximately 13,000 employees.  For more information visit: www.getransportation.com.

Media Contacts:

Jessica Taylor	Robert Ledoux
GE Transportation	Florida East Coast Railway LLC
202-412-3924	904-279-3111
jessica.taylor@ge.com	Robert.Ledoux@fecrwy.com